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                                                                    EXHIBIT 10.7

                           PURCHASE AND SALE AGREEMENT

                        BURRWOOD AND WEST DELTA 83 FIELDS

                                     BETWEEN

                  GOODRICH PETROLEUM COMPANY, L.L.C. ("SELLER")

                                       AND

            MALLOY OIL AND GAS ACQUISITION COMPANY, L.L.C. ("BUYER")

                            DATED AS OF MARCH 4, 2002

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                                TABLE OF CONTENTS

ARTICLE 1    PURCHASE AND SALE.........................................     1
ARTICLE 2    PURCHASE PRICE AND ALLOCATION.............................     4
    2.1      Purchase Price............................................     4
    2.2      Payment...................................................     4
    2.3      Allocation of Purchase Price..............................     4
    2.4      Asset Classification......................................     5
ARTICLE 3    ACCESS TO ASSETS AND DATA; DISCLAIMERS AND
             REPRESENTATIONS...........................................     5
    3.1      Access....................................................     5
    3.2      Disclaimer................................................     6
             3.2.1    Title............................................     6
             3.2.2    Other............................................     7
             3.2.3    Data.............................................     7
    3.3      Representations of Seller.................................     8
             3.3.1    Violations.......................................     8
             3.3.2    Payment of Royalties and Taxes...................     8
             3.3.3    Plugging Proposals...............................     9
             3.3.4    Litigation.......................................     9
             3.3.5    Percentage Interests.............................     9
             3.3.6    Contracts........................................    10
             3.3.7    No Consents Required.............................    10
    3.4      Seller Liabilities........................................    10
ARTICLE 4    TITLE.....................................................    11
    4.1      Title Defects.............................................    11
             4.1.1    Adverse Claims...................................    11
             4.1.2    Decreased Net Revenue Interest...................    12
             4.1.3    Increased Working Interest.......................    12
             4.1.4    Reversions.......................................    12
             4.1.5    Consents and Preferential Rights.................    12
    4.2      Notices...................................................    13
    4.3      Remedies for Title Defects................................    13
    4.4      Threshold.................................................    14
ARTICLE 5    CLOSING...................................................    14
    5.1      Closing Settlement Statement..............................    14
    5.2      Closing Date and Place....................................    14
    5.3      Closing Activities........................................    15
             5.3.1    Certificates.....................................    15
             5.3.2    Assignment.......................................    15
             5.3.3    Payment..........................................    15
             5.3.4    Possession.......................................    15
             5.3.5    Letters-in-Lieu..................................    16
    5.4      Conditions to Closing.....................................    16
             5.4.1    Seller's Conditions to Closing...................    16
             5.4.2    Buyer's Conditions to Closing....................    16

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ARTICLE 6    ADDITIONAL OBLIGATIONS....................................    17
    6.1      Recordation and Filing of Documents.......................    17
    6.2      Records...................................................    18
    6.3      Final Settlement Statement................................    18
    6.4      Further Assurances........................................    19
ARTICLE 7    TAXES.....................................................    19
    7.1      Property Taxes............................................    19
    7.2      Production Taxes..........................................    20
    7.3      Other Taxes...............................................    21
ARTICLE 8    OWNERSHIP OF PROPERTIES...................................    21
    8.1      Distribution of Production................................    21
    8.2      Proration of Income and Expenses..........................    22
    8.3      Notice to Remitters of Proceeds...........................    23
ARTICLE 9    SELLER-OPERATED ASSETS....................................    23
    9.1      Standard of Care..........................................    23
    9.2      Operations................................................    23
ARTICLE 10   RELATED AGREEMENTS, THIRD-PARTY NOTIFICATIONS
             AND APPROVAL..............................................    25
   10.1      Related Agreements........................................    25
   10.2      Third Party Notifications and Approvals...................    26
   10.3      Exchange Provision........................................    26
ARTICLE 11   INDEMNITY.................................................    27
ARTICLE 12   ENVIRONMENTAL.............................................    28
   12.1      Material Adverse Environmental Conditions.................    28
   12.2      Environmental Indemnification.............................    30
ARTICLE 13   BUYER'S REPRESENTATIONS...................................    30
   13.1      Intent of Acquisition.....................................    30
   13.2      Information...............................................    31
   13.3      Knowledge and Experience..................................    31
   13.4      Closing...................................................    31
ARTICLE 14   GAS IMBALANCES............................................    31
   14.1      Seller's and Buyer's Respective Obligations...............    31
   14.2      Adjustment to Purchase Price..............................    32
ARTICLE 15   CASUALTY LOSS.............................................    33
ARTICLE 16   AREA OF MUTUAL INTEREST...................................    34
ARTICLE 17   BROKER'S AND FINDER'S FEES................................    35
ARTICLE 18   NOTICES...................................................    35
ARTICLE 19   DEFAULT...................................................    36
ARTICLE 20   TERMINATION...............................................    36
ARTICLE 21   ARBITRATION...............................................    37
   21.1      Resolution of Disputes....................................    37
   21.2      Arbitration...............................................    38
   21.3      Arbitration Procedures....................................    39
   21.4      Other.....................................................    40
ARTICLE 22   MISCELLANEOUS.............................................    40
   22.1      Entire Agreement..........................................    40

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   22.2      Survival..................................................    40
   22.3      Choice of Law.............................................    41
   22.4      Assignment................................................    41
   22.5      No Admissions.............................................    41
   22.6      Third-Party Beneficiaries.................................    41
   22.7      Public Communications.....................................    41
   22.8      Headings..................................................    42
   22.9      Waiver....................................................    42
   22.10     Counterparts and Execution................................    42

LIST OF EXHIBITS

        Exhibit A shall include the following information:

                (1)     Identification of lands subject to this agreement;

                (2) Restrictions, if any, as to depths, formations or substances;

                (3)     Percentages or fractional interests of Assignors;

                (4) Oil and gas leases and/or oil and gas interests subject to this Agreement

                (5)     Right-of-Way Agreements

                (6)     Operating Agreements

                (7)     Unit Agreements

                (8)     Miscellaneous

                (9)     Surface Leases, Easement and Slant Well Permits

        Exhibit B - Allocation of Purchase Price

        Exhibit C - Wells to be plugged and abandoned

        Exhibit D - Lawsuits

        Exhibit E - Form of Assignment

        Exhibit F - Aggregate gas imbalance

        Exhibit G - AMI boundaries

        Exhibit H - Proportionate share of Acquired Interests

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                           PURCHASE AND SALE AGREEMENT

                        BURWOOD AND WEST DELTA 83 FIELDS

        This Purchase and Sale Agreement ("Agreement"), made as of March 4, 2002 ("Execution Date") by and between GOODRICH PETROLEUM COMPANY, L.L.C., a Louisiana limited liability company, with a place of business at 815 Walker, Suite 2040, Houston, Texas 77002 ("Seller") and MALLOY ENERGY COMPANY, L.L.C., a Delaware limited liability company, with a place of business at Bay Street on the Waterfront, Sag Harbor, New York 11963 ("Buyer"). (Buyer and Seller are sometimes referred to below individually as a "party" or collectively as "the parties"):

        WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain property on the terms and conditions set forth below;

        NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, Buyer and Seller agree as follows:

                                    ARTICLE 1

1.      PURCHASE AND SALE

        Seller agrees to sell to Buyer and Buyer agrees to buy from Seller, effective as of 12:00 a.m., local time, where the Assets (as defined below) are located on January 1, 2002 (the "Effective Time"), for the consideration recited and subject to the terms and conditions set forth below, the undivided interests set forth below in and to the following:

        a. An undivided thirty percent (30%) interest in the "shallow rights" (as described in Exhibit A) and an undivided fifteen percent (15%) interest in the "deep rights" (as described in Exhibit A), under the leasehold estates

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                created by the oil and gas leases described in Exhibit A hereto
                (the "Leases") and the lands covered thereby (the "Lands"), together with all overriding royalty interests, production payments and other payments out of or measured by the value of oil and gas production from or attributable to the Leases;

        b. An undivided thirty percent (30%) interest in the oil and gas wells located on the Leases hereto and any other wellbores, plugged or unplugged, shut in, or permanently or temporarily abandoned that are located on the Leases (the "Wells");

        c. An undivided thirty percent (30%) interest in all of the personal property, fixtures and improvements appurtenant to the Wells, or the Leases or used or obtained in connection with the operation of the Wells, or the Leases or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, including without limitation, salt water disposal wells, pipelines, gathering lines and systems and compression facilities appurtenant to or located upon the Leases (the "Personalty");

        d. An undivided thirty percent (30%) interest in all oil, gas and other hydrocarbons produced from or attributable to the "shallow rights" under the Leases after the Effective Time and proceeds from the sale thereof and an undivided fifteen percent (15%) interest in all oil, gas and other hydrocarbons produced from or attributable to the "deep rights" under the

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                Leases after the Effective Time and proceeds from the sale thereof ("Hydrocarbons");

        e. To the extent transferable, an undivided thirty percent (30%) interest in all agreements, product purchase and sale contracts, surface leases, gas gathering contracts, salt water disposal leases, processing agreements, compression agreements, equipment leases, permits, rights-of-way, easements, licenses, farmouts and farmins, options, orders, pooling, spacing or consolidation agreements and operating agreements, including rights of operatorship thereunder, and all other agreements relating to the Wells, Leases, Hydrocarbons and Personalty (the "Contracts");

        f. To the extent transferable at no cost or liability to Goodrich, an undivided thirty percent (30%) interest in all seismic licenses, permits and all other rights to geological and/or geophysical data and information relating to the Wells, Leases, Hydrocarbons and Personalty (the "Seismic Rights");

        g. An undivided thirty percent (30%) interest in that certain escrow account no. 5149 at Compass Bank, Texas, Houston, Texas, and a like interest in all proceeds therein, as more fully described on Exhibit A (the "Escrow Account"); and

        h. An undivided thirty percent (30%) interest in all the property, rights, privileges, benefits and appurtenances in any way belonging to, incidental to, or appertaining to the property, interests and rights described above, including the Wells, Leases, Personalty, Lands, Contracts, Hydrocarbons and Seismic Rights (the "Benefits").

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Such undivided interests in the Wells, Leases, Lands, Personalty, Contracts,
Hydrocarbons, Seismic Rights, Escrow Account and Benefits are hereinafter referred to as the "Assets." To the extent any of the Contracts, Seismic Rights or Benefits relate to the "deep rights" (as described in Exhibit A), the undivided interest to be transferred to Buyer shall be limited to fifteen percent (15%). The applicable files, records and data (or copies thereof), directly relating to the Assets including, without limitation, land and lease files, well files, title records including abstracts of title, title opinions, production records, all logs including electric logs, core data, pressure data and decline curves and graphical production curves and all related materials in the possession of Seller are hereinafter referred to as the "Records".

                                    ARTICLE 2

2.      PURCHASE PRICE AND ALLOCATION

        2.1 Purchase Price - Buyer agrees to pay for the Assets the total sum of Twelve Million Dollars (US $12,000,000) ("Purchase Price") in cash, subject only to any price adjustments, as set forth in this Agreement.

        2.2 Payment - The Purchase Price shall be paid at Closing, by wire transfer in immediately available funds, to Goodrich Petroleum Company, L.L.C., Account No. 79515809, Compass Bank, Houston, Texas, ABA #113010547.

        2.3 Allocation of Purchase Price - Seller and Buyer agree that the Purchase Price shall be allocated among the Assets as set forth on Exhibit B, Parts I and II (the "Allocated Value") for the purpose of (i) establishing a basis for certain taxes, (ii) obtaining waivers of any preferential rights to

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                purchase the Assets, (iii) determining the value of a Title
                Defect, and (iv) handling those instances for which the Purchase Price is to be adjusted. As used hereinafter, the term "Property" shall mean and refer to any one of the individual properties listed on Exhibit B to which an Allocated Value has been assigned.

        2.4 Asset Classification - Seller and Buyer recognize that reporting requirements as imposed by Section 1060 of the Internal Revenue Code of 1986 and the regulations thereunder (the "Code") may apply to the transaction contemplated by this Agreement. Seller and Buyer mutually agree that the Assets sold by Seller to Buyer are Class V assets, and such classification shall be used by Seller and Buyer for the purposes of Section 1060 of the Code. Seller and Buyer also agree that the Purchase Price allocation set forth in Exhibit B shall satisfy the requirements of the Code and shall be used in preparing Internal Revenue Service Form 8594.

                                    ARTICLE 3

3.      ACCESS TO ASSETS AND DATA; DISCLAIMERS AND REPRESENTATIONS

        3.1 Access - Notwithstanding Buyer's prior opportunity to inspect and inventory the Assets and to review information regarding the Assets, promptly after execution of this Agreement and upon request of Buyer, Seller shall provide Buyer and Buyer's authorized representatives, at any reasonable time(s) during the Due Diligence Period (defined below) (i) physical access to the Lands, Wells, and Personalty on or associated with the Leases or other Assets that are Seller-operated, at Buyer's sole risk,

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                cost and expense, to inspect and to conduct any Phase I or other environmental audits of the same and (ii) access to the Contracts, Seismic Rights and Records, to the extent such items are in Seller's possession and relate to the Assets; provided, however, Seller shall have no obligation to provide Buyer access to any interpretative or predictive data or information which Seller believes in good faith it cannot lawfully provide Buyer because of third-party restrictions (to the extent any such data or information is subject to third-party restrictions, Seller will use its good-faith efforts to obtain any consents necessary to allow Buyer to review such data or information). No warranty or representation of any kind is made by Seller, as to the information supplied, and Buyer agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment.

        3.2 Disclaimer - Buyer specifically understands and acknowledges the following:

                3.2.1 Title - Title to the Assets shall be transferred and conveyed without representation or warranty of title, express or implied, except as to claims arising by, through or under Seller. Upon consummation of the transactions contemplated by this Agreement, Buyer assumes the risk of any title defects and/or conflicting adverse right(s), title(s) and/or interest(s), except for claims arising by through or under Seller.

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                3.2.2   Other - SELLER EXPRESSLY DISCLAIMS ANY WARRANTY,
                        EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, AS TO THE CONDITION OF THE ASSETS INCLUDING
                        (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR OF FREEDOM FROM HIDDEN DEFECTS, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND (iii) ANY IMPLIED OR EXPRESS WARRANTY AS TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD BY BUYER THAT THE ASSETS, INCLUDING ALL PERSONAL PROPERTY, FIXTURES AND ITEMS ARE BEING CONVEYED TO BUYER AS IS, WHERE IS, WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND THAT BUYER HAS BEEN GIVEN THE OPPORTUNITY TO MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

                3.2.3 Data - EXCEPT AS EXPRESSLY PROVIDED IN SECTION 3.3 HEREOF, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION, OR MATERIALS HERETOFORE OR

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                        HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE
                        ASSETS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE OIL AND GAS INTERESTS OR THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS. ANY AND ALL SUCH DATA, INFORMATION, AND OTHER MATERIALS FURNISHED BY SELLER IS PROVIDED TO BUYER AS A CONVENIENCE, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK.

        3.3     Representations of Seller - Seller represents as follows:

                3.3.1 Violations - To the best of Seller's knowledge, Seller and its predecessors in title have complied with all laws, statutes, regulations or orders applicable to any of the Wells, Leases, Lands, Personalty, Contracts, Hydrocarbons, Seismic Rights or Benefits or to the operation thereof, noncompliance with which might materially and adversely affect the value of the Assets or prevent, frustrate, interfere with or hinder the transactions contemplated by this Agreement.

                3.3.2 Payment of Royalties and Taxes - To the best of Seller's knowledge, all royalties and all ad valorem, property, production, severance and similar taxes with respect to the Assets which accrued during the period when Seller owned the Assets and prior

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                        to the Effective Time, have been properly and fully
                        paid, or are included within the suspense amounts tendered to Buyer.

                3.3.3 Plugging Proposals - To the best of Seller's knowledge, a complete list of Wells included within the Assets and the status of each well is shown on Exhibit A. There are no unplugged wells which are currently required to be plugged under applicable governmental regulations as of Closing or for which Seller has received and/or generated an AFE for plugging.

                3.3.4 Litigation - To the best of Seller's knowledge, Exhibit C contains a list of all pending lawsuits involving the Assets.

                3.3.5 Percentage Interests - Upon consummation of the transactions contemplated hereby and subject only to the adjustments expressly provided for herein, Buyer will own an undivided thirty percent (30%) interest in the "shallow rights" (defined on Exhibit A attached hereto) and an undivided fifteen percent (15%) interest in the "deep rights" (defined on Exhibit A attached hereto) in the Leases together with an undivided thirty percent (30%) interest in the Wells. Such interests (i) entitle Seller to receive not less than the undivided net revenue interests set forth in Exhibit A under the heading, "NRI", in hydrocarbons produced, saved and sold from the Lands under the terms of the Leases; and (ii) obligate Seller to bear and pay no more of the costs and expenses of the development

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                        and operation of the Lands than the undivided working
                        interests set forth in Exhibit A under the heading, "WI".

                3.3.6 Contracts - To the best of Seller's knowledge, the exhibits attached to this agreement contain an accurate and complete listing of all Contracts affecting the Assets, and all such Contracts are presently valid, subsisting and in full force and effect in all material respects.

                3.3.7 No Consents Required - To the best of Seller's knowledge, except as set forth in Exhibit A or consents required from state, federal or other governmental authority as part of an ordinary course transfer or which are customarily obtained after closing, no preferential rights, consents, approvals or other action is required in connection with the execution, delivery and performance by Seller of this Agreement.

        3.4 Seller Liabilities - NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER SHALL BE RESPONSIBLE FOR ANY AND ALL ROYALTIES RELATING TO PERIODS OF TIME PRIOR TO THE EFFECTIVE TIME. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER SHALL BE RESPONSIBLE FOR ANY AND ALL PROPERTY, OCCUPATION, SEVERANCE, AD VALOREM, PERSONAL PROPERTY TAXES, AND SIMILAR CHARGES ON ANY OF THE ASSETS, INSFOAR AS SAME RELATE TO PERIODS OF TIME PRIOR TO THE EFFECTIVE TIME.

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                                    ARTICLE 4

4.      TITLE

        4.1 Title Defects - Buyer shall notify Seller in writing of any Title Defect affecting any Property as soon as possible after discovering the Title Defect but, in any event, within fifteen
                (15) days after Execution Date (the "Due Diligence Period"). For the purpose of this Agreement, a "Title Defect" shall mean a material deficiency which individually per Property diminishes the value of that Property by at least Five Thousand Dollars (US $5,000) in one (or more) of the following respects:

                4.1.1 Adverse Claims - Seller's title as to all or part of any Property is subject to (i) an outstanding mortgage deed of trust, lien or other security interest; (ii) a pending cause of action in which a competing ownership interest in any Property is claimed or implied; or (iii) other adverse claim not disclosed on Exhibit A which, if brought to the attention of a purchaser of production from such Property, would be likely to cause such purchaser of production to suspend payment of proceeds from such Property. Notwithstanding the above, all irregularities of title that would not reasonably be expected to result in claims that would materially and adversely affect Seller's title to any Property shall not be considered a Title Defect, including, but not limited to: (i) defects in the early chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings; (ii)

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                        defects or irregularities arising out of prior oil and
                        gas leases which, on their face, expired more than ten
                        (10) years prior to the Effective Time, and which have not been released of record; (iii) defects or irregularities arising out of mortgages or deeds of trust which, by their terms, matured more than ten (10) years prior to the Effective Time but which remain unreleased of record; (iv) defects or irregularities arising out of the lack of a survey; (v) defects or irregularities arising out of the lack of recorded powers of attorney from corporations to execute and deliver documents on their behalf; and (vi) defects and irregularities cured by possession under applicable statutes of limitation and statutes relating to prescription.

                4.1.2 Decreased Net Revenue Interest - Seller owns less than the net revenue interest shown on Exhibit A for a particular Property.

                4.1.3 Increased Working Interest - Seller owns more than the working interest shown on Exhibit A for a particular Property without a proportionate increase in the corresponding net revenue interest shown on Exhibit A.

                4.1.4 Reversions - A Property is subject to reduction by the exercise by a third party of a reversionary, back-in, or other similar right not reflected in Exhibit A.

                4.1.5 Consents and Preferential Rights - A Property is subject to a consent to assign which consent has not been obtained (other than

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                        consents or approvals from governmental authorities
                        which are typically obtained after Closing), or is subject to a preferential right to purchase which right has been exercised or has not been waived.

        4.2 Notices - Upon discovery of a Title Defect, the Buyer shall immediately notify the Seller in writing of the nature of the Title Defect. Any defect or deficiency not asserted by Buyer during the Due Diligence Period shall be deemed waived by Buyer for all purposes.

        4.3 Remedies for Title Defects - Seller may elect to cure any or all Title Defects; provided, however, if a Title Defect is a lien, encumbrance or other charge which is liquidated in amount, Seller reserves the option to retain the obligation of this Title Defect and to challenge the validity of any such Title Defect or any portion thereof and to hold Buyer harmless with regard thereto. In such event, Seller will provide a bond or other instrument necessary to remove the effect of the lien or encumbrance from the Properties. Buyer agrees to cooperate with Seller in such efforts at no risk or expense to Buyer. With these exceptions, if the Seller is unable or unwilling to cure a Title Defect, then the parties may agree, (a) to remove that portion of the Properties affected by the Title Defect from the Properties being conveyed and reduce the Purchase Price by the portion of the Allocated Value set forth on Exhibit B attributable to such affected Properties or (b) for Seller to provide Buyer an indemnity reasonably acceptable to Buyer, as to claims arising from the Title Defect.

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        4.4     Threshold - Notwithstanding the provisions set forth above, a
                Title Defect shall not result in an adjustment in the Purchase Price unless, and only to the extent that, the aggregate net value of all Title Defects is greater than Fifty Thousand Dollars (US $50,000) (the "Threshold Amount"). In the event the aggregate net value of all Title Defects is greater than Five Hundred Thousand Dollars (US $500,000), Buyer shall have the option of terminating the Agreement.

                                    ARTICLE 5

5.      CLOSING

        5.1 Closing Settlement Statement - At least three (3) business days prior to Closing, Seller will provide to Buyer a closing settlement statement covering, but not limited to, ad valorem taxes, severance taxes, crude oil inventories above the pipeline connection, purchase price adjustments, gas imbalance adjustments, state and local sales taxes, suspense amounts tendered to Buyer, and other applicable adjustments credited to Seller or Buyer as of the Effective Time. The oil inventory value at the Effective Time shall be determined as provided for in Article 8. Where actual information is unavailable, Seller shall use estimates in the closing settlement statement based on best available information, and Seller shall incorporate any corrections to such estimates based on actual information in any final settlement statement.

        5.2 Closing Date and Place - The closing of the transactions contemplated by this Agreement (the "Closing") shall be held on or before March 28, 2002,

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                at the offices of Seller at 815 Walker, Suite 1040, Houston, TX
                77002 or at such other place and date as the parties mutually agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

        5.3     Closing Activities - The following actions shall take place at
                Closing:

                5.3.1 Certificates - Each party shall deliver to the other party a certificate in a form satisfactory to the other party dated as of the Closing and executed by a duly authorized officer, partner, member, or owner, as appropriate, of such party to the effect that the party has all requisite corporate, partnership or other power and authority to purchase or sell the Assets, as the case may be, on the terms described in this Agreement and to perform its other obligations hereunder and that all corporate, partnership and/or other prerequisites of whatsoever nature have been fulfilled.

                5.3.2 Assignment - Seller and Buyer shall execute an assignment substantially in the form as Exhibit D assigning the Assets to Buyer, as well as applicable governmental assignment forms (collectively the "Assignments") and deliver the Assignments to Buyer.

                5.3.3 Payment - The Purchase Price as adjusted herein shall be paid as provided in Article 2.2. hereinabove.

                5.3.4 Possession - Seller shall (subject to the terms of any applicable joint operating agreements and to the other provisions hereof) deliver to Buyer possession of the Assets, to the extent that actual delivery of the assets is contemplated hereby.

                5.3.5 Letters-in-Lieu - Seller shall prepare and Seller and Buyer shall execute and deliver to Buyer the Letters-in-Lieu of Transfer Orders and change of operator forms provided for in this Agreement covering the Assets.

        5.4     Conditions to Closing

                5.4.1 Seller's Conditions to Closing - The obligations of Seller to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Seller:

        (a) The representations and warranties made herein by Buyer shall be correct at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed and satisfied the covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing Date.

                5.4.2 Buyer's Conditions to Closing - The obligations of Buyer to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by
                        Buyer:

        (a) The representations and warranties made herein by Seller shall be correct at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, and the factual matters contained in any representation and warranty made by Seller "to the best of Seller's knowledge," or similar language, shall be true and correct at and as of the Closing Date without regard to Seller's knowledge of same, and Seller shall have performed and satisfied all covenants required by this Agreement to be performed by Seller at or prior to the Closing Date.


        (b) The loan agreement and related promissory note and mortgage (the "Lending Transaction Documents") contemplated by the Letter of Intent dated January 24, 2001, as amended, between Seller and Buyer shall have been mutually agreed upon and the Lending Transaction Documents executed and delivered at the Closing, and all required third party consents and subordinations (including Seller's lending institution(s)) in connection with such Lending Transaction Documents shall be in forms satisfactory to Buyer and shall have been received by Buyer prior to or at the Closing.

                                    ARTICLE 6

6.      ADDITIONAL OBLIGATIONS

Seller and Buyer agree to the following additional obligations:

        6.1 Recordation and Filing of Documents - After the Closing, Buyer shall file or record the Assignments, in the appropriate parish and governmental records. Buyer shall provide a copy of same, including recording data, to Seller.

        6.2 Records - Within ten (10) days of Buyer's written request (which request must be delivered to Seller no later than ninety (90) days after the Closing), Seller will furnish to Buyer, at Seller's sole cost, copies of any Records so requested. In the event Buyer fails to request copies of all or any portion of the Records prior to the expiration of such ninety (90) day period, Seller shall, for a period of six (6) years after the Closing, further make available to Buyer (at the location of such Records in Seller's organization) access to the Records during normal business hours, upon written request of Buyer, and Buyer shall have the right to copy at its own expense and retain such copies of the Records. If, however, Seller elects to destroy any of the Records prior to the expiration of the six (6) year period, Seller shall give to Buyer written notice of such intent at least thirty (30) days prior to such destruction, and Buyer shall have the option, at its expense, of having such Records delivered to it.

        6.3 Final Settlement Statement - If a final settlement statement subsequent to Closing is necessary, Seller shall issue such statement (the "Final Settlement Statement") within ninety (90) days after Closing. Buyer shall respond with objections and proposed corrections within thirty (30) days of the issuance of the Final Settlement Statement. If Buyer does not respond with objections and the support therefor to the Final Settlement Statement in writing within thirty (30) days of the issuance of the Final

                Settlement Statement, said Statement shall be deemed approved by Buyer. If Buyer responds with objections to the Final Settlement Statement within such thirty (30) day period and Buyer and Seller are unable to agree on a Final Settlement Statement within twenty (20) days of Buyer's response, such dispute shall be resolved pursuant to the procedures set forth in Article 21 hereof. Resolution of any dispute pursuant to Article 21, whether pursuant to negotiation or arbitration, shall include and provide for a Final Settlement Statement. After approval by both parties, the net adjustment due pursuant to the Final Settlement Statement for the Assets conveyed will be summarized and a net check or invoice will be sent to the Buyer. Buyer agrees to promptly pay any such invoice within ten (10) days after receipt by Buyer.

        6.4 Further Assurances - Buyer and Seller further agree that each will, from time to time and upon reasonable request, execute, acknowledge, and deliver in proper form, any instrument of conveyance, assignment or transfer necessary to cause title in the Assets to be transferred to Buyer.

                                    ARTICLE 7

7.      TAXES

        7.1 Property Taxes - All ad valorem taxes, real property taxes, personal property taxes and similar obligations ("Real Property Taxes") applicable to the Assets with respect to the tax period in which the Effective Time occurs (the "Current Tax Period") shall be apportioned between Seller and Buyer as of the Effective Time based on the immediately preceding tax period's assessment, regardless of the taxing agencies' basis for calculating such assessment, unless the Current Tax Period's assessment is known, in which case that assessment shall be used for apportionment. Seller will reimburse Buyer for Seller's portion for the Current Tax Period at Closing or in connection with any settlement provided for herein. Buyer shall pay, and defend and hold Seller harmless with respect to payment of all Real Property Taxes on the Properties for the Current Tax Period and thereafter, together with any interest or penalties assessed thereon. If Seller pays the Real Property Taxes assessed for the Current Tax Period, Buyer agrees to reimburse Seller for Buyer's portion of said taxes at Closing or in connection with any settlement provided for herein.

        7.2 Production Taxes - All taxes (other than Real Property Taxes, income taxes, or similar taxes) imposed on or with respect to the production of oil, natural gas, or other hydrocarbons or minerals, or the receipt of proceeds therefrom (including but not limited to severance, production and excise taxes) shall be apportioned between the parties based upon the respective shares of production taken by the parties. Payment or withholding of all such taxes that have accrued prior to the Effective Time and filing of all statements, returns and documents pertinent thereto shall be the responsibility of Seller. Payment or withholding of all such taxes that have accrued from and after the Effective Time and the filing of all statements, returns and documents incident thereto shall be the responsibility of Buyer.

        7.3 Other Taxes - As may be required by relevant taxing agencies, Seller shall collect and Buyer shall pay at Closing all applicable state and local sales tax, use tax, gross receipts tax, business license tax, and other taxes except taxes imposed by reason of income to Seller. The tax collected shall be based upon Buyer's valuation of the applicable Property as provided in
                Section 2.3. Any state or local tax specified above, inclusive of any penalty and interest, assessed at a future date against Seller with respect to the transaction covered herein shall be paid by Buyer or, if paid by Seller, Buyer shall promptly reimburse Seller therefor. Any documentary stamp tax which may be due shall be paid by Buyer.

                                    ARTICLE 8

8.      OWNERSHIP OF PROPERTIES

        8.1 Distribution of Production - All oil in storage above the pipeline connection or gas beyond the meters at the Effective Time shall be credited to Seller. Seller has gauged the oil in storage and read all gas meter charts at the Effective Time. Seller will endeavor to sell and deliver the quantity of such oil in storage as is credited to Seller prior to closing. For any such oil not sold as part of the closing settlement statement, the price for such oil in storage shall be at the price that Seller has contracted to sell the oil as of the Closing Date. If there is no such price, the price shall be the average of the two highest prices that are posted on the Closing Date (plus any premium) by other purchasing companies in the field or locality where the Properties are located for oil of like grade and gravity. Title to the oil in storage as of the Effective Time that is unsold as of the Closing Date shall pass to Buyer as of the Closing Date, and an upward adjustment shall be made to the Purchase Price due at Closing.

        8.2 Proration of Income and Expenses - Except as otherwise provided in this Agreement, all proceeds (including proceeds held in suspense or escrow), receipts, credits, and income attributable to the Properties for all periods of time prior to the Effective Time shall belong to Seller, and all proceeds, receipts, credits, and income attributable to the Properties for all periods of time from and after the Effective Time shall belong to Buyer. Seller shall be responsible for royalties, ad valorem, property, production, severance and similar taxes, and incurred operational costs and expenses attributable to the period prior to the Effective Time. Buyer shall otherwise assume all other obligations, duties, losses, liabilities, costs and expenses arising out of ownership or operation of the Assets, whether attributable to the period of time before or after the Effective Time, including plugging and abandonment of wells, abandonment of facilities, and environmental liabilities.

        8.3 Notice to Remitters of Proceeds - Buyer is responsible for informing all purchasers of production or other remitters to pay Buyer and obtaining from the remitter(s) revenues accrued after the Effective Time. To the extent a remitter pays revenues to the incorrect party, that party shall promptly remit to the correct party such revenues. The remitter(s) shall be informed by Seller and Buyer via Letters-in-Lieu of Transfer Order or such other reasonable documents which remitter(s) may require.

                                    ARTICLE 9

9.      SELLER-OPERATED ASSETS

        9.1 Standard of Care - Seller shall operate the Assets using the same standard of care as a reasonably prudent Operator under the same or similar circumstances until Closing, or such later time as any applicable joint operating agreement may require.

        9.2 Operations - During the period from the Execution Date to Closing, Seller shall (i) consult with Buyer with respect to all AFE's over Five Thousand Dollars (US $5,000) net to the interest of Seller which are received by Seller with respect to any Property (but Seller's only duty with respect to such AFE's is to discuss them with Buyer and consider Buyer's desire with respect thereto), and with respect to all material decisions to be made with respect to the Assets, including, without limitation, settlement of any gas imbalances and incurring of costs for discretionary expenditures for operations in excess of Five Thousand Dollars (US $5,000) net to the interest of Seller for which AFE's are not prepared; (ii) not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any material portion of the Assets other than the sale of production in the ordinary course of business; (iii) not resign or otherwise voluntarily relinquish its rights as operator of any of the Assets for which it serves as operator on the date hereof; (iv) not grant any preferential right to purchase or similar right to agree to require the consent of any party to the transfer and assignment of the Assets to Buyer, subject to existing contractual obligations; (v) not enter into any gas sales contract or crude oil sales or supply contract with respect to the Assets which is not terminable without penalty upon notice of thirty (30) days or less; (vi) not enter into any transaction the effect of which would be to cause Seller's ownership interest in any of the Assets to be materially altered from its ownership interest as of the date hereof; (vii) give prompt written notice to Buyer of any notice of default (or written threat of default, whether disputed or denied) received or given by Seller under any instrument or agreement affecting the Assets to which Seller is a party or by which it or any of the Assets are bound; (viii) not propose, elect to participate or elect not to participate in any operations on the Assets estimated to exceed In Thousand Dollars (U.S. $10,000) net to the interest of Seller, without the advance written consent of Buyer, subject to Buyer receiving Seller's recommendation discussed below in this Section 10.2; and (ix) until Closing, maintain in full force and effect any current insurance covering claims relating to property damage and casualty loss affecting the Assets occurring prior to Closing. Buyer shall provide its consent or non-consent within the earlier of three (3) days of the notice from Seller or such shorter period, if required, by the applicable operating agreement. Seller agrees to (A) provide Buyer all relevant information with respect to any such operations promptly upon receipt of such information, and (B) inform Buyer in writing of its recommendation to either participate or not participate in such operations prior to Buyer providing its consent or non-consent with respect to such proposed operations. At Closing, Buyer assumes all obligations with respect to its elections made hereunder.

                                   ARTICLE 10

10.     RELATED AGREEMENTS, THIRD-PARTY NOTIFICATIONS AND APPROVAL

        10.1 Related Agreements The sale of the Assets is subject to any and all assignments, subleases, farmout agreements, joint operating agreements, letter agreements, easements, rights-of-way, and all other agreements with respect to or pertaining to the Assets to the extent that they are described in Exhibit A hereto and are binding on Seller. Except for the liabilities retained by Seller hereunder, Buyer further agrees to expressly assume the obligations and liabilities of Seller under such assignments, subleases, farmout agreements, joint operating agreements, letter agreements, easements, rights-of-way, and other agreements insofar as such obligations or liabilities concern or pertain to the Assets and to execute any documents necessary to effectuate such agreement.

        10.2 Third Party Notifications and Approvals - The sale of the Assets may require the approval or consent of lessors, joint interest owners, farmors, sublessors, assignors, grantors, parties to agreements, or governmental bodies having jurisdiction. Seller assumes full responsibility for obtaining any such consent and approval, including, as necessary, obtaining waivers of maintenance of uniform interest provisions from joint interest owners, and furnishing Buyer with proof of such consent or approval.

        10.3 Exchange Provision - Buyer has been advised, and understands, that Seller retains the option to effect a tax-free exchange of property of like kind pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder (the "Regulations"). Buyer agrees to cooperate with Seller in connection with such exchange (which may be a deferred exchange permitted under the Regulations). Buyer's cooperation shall include, but shall not be limited to, payment of the Purchase Price of the Assets to a qualified escrow account, a qualified trust or a qualified intermediary (as defined in the Regulations) and the execution of such documents as may reasonably be required in connection therewith. Buyer shall not be required, however, to incur additional costs or obligations in connection with such exchange, and Seller shall indemnify and hold harmless Buyer against, or reimburse Buyer for any claims, damages, liabilities, costs or expenses (including reasonable attorney's fees) asserted against or incurred by Buyer in connection with or arising out of such exchange.

                                   ARTICLE 11

11.     INDEMNITY

        EXCEPT AS OTHERWISE EXPRESSLY RETAINED BY SELLER IN ARTICLE 3.4 AND 8.2, BUYER SHALL ASSUME ALL OBLIGATIONS AND LIABILITIES TO THE EXTENT RELATING TO THE ASSETS, [INCLUDING, BUT BY NO MEANS LIMITED TO, RECLAMATION AND PLUGGING AND ABANDONMENT OF THE WELLS, WHETHER NOW OR HEREAFTER LOCATED ON THE LEASES TO BE TRANSFERRED HEREUNDER OR LANDS POOLED OR UNITIZED THEREWITH. BUYER AGREES TO RELEASE, DEFEND, INDEMNIFY, AND HOLD SELLER, ITS AFFILIATED, PARENT AND SUBSIDIARY ENTITIES AND THEIR RESPECTIVE AGENTS, REPRESENTATIVES, SHAREHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES (COLLECTIVELY, "SELLER INDEMNITEES"), HARMLESS FROM ANY DAMAGES, EXPENSES (INCLUDING COURT COSTS AND ATTORNEYS' FEES), CIVIL FINES, PENALTIES, AND OTHER COSTS AND LIABILITIES INCURRED AS A RESULT OF CLAIMS, DEMANDS, AND CAUSES OF ACTION ASSERTED, IN CONNECTION WITH THE ASSETS, [INCLUDING BUT NOT LIMITED TO ANY COSTS, EXPENSES, AND LIABILITIES WHATSOEVER ARISING OUT OF, OR IN CONNECTION WITH, THE PLUGGING AND ABANDONING OF ANY WELLS, REMOVAL OR MODIFICATION OF FACILITIES (INCLUDING PIPELINES), CLOSURE OF PITS, AND RESTORATION OF THE SURFACE REGARDLESS OF WHETHER THE

        OBLIGATION TO PLUG, REMOVE, MODIFY, CLOSE, OR RESTORE AROSE PRIOR TO OR SUBSEQUENT TO THE EFFECTIVE TIME.] BUYER'S INDEMNIFICATION OF SELLER INDEMNITEES SHALL EXTEND TO AND INCLUDE, WITHOUT LIMITATION, CLAIMS, CAUSES OF ACTION AND DEMANDS BASED ON (i) THE NEGLIGENCE OF SELLER, BUYER, OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, CONCURRENT, OR SOLE, OR (ii) SELLER'S OR BUYER'S STRICT LIABILITY, OR (iii) OTHER FAULT OR RESPONSIBILITY OF SELLER.

                NOTWITHSTANDING THE ABOVE PROVISIONS OF ARTICLE 11 OR ANY OTHER PROVISION OF THIS AGREEMENT, BUYER'S INDEMNIFICATION OF SELLER SHALL NOT INCLUDE LOSSES SUSTAINED OR LIABILITIES INCURRED AS A RESULT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

                                   ARTICLE 12

12.     ENVIRONMENTAL

        12.1 Material Adverse Environmental Conditions - During the Due Diligence Period, the Buyer shall have the right to make an environmental assessment of the Assets. If, during the Due Diligence Period, Buyer discovers a material and adverse environmental condition which it finds unacceptable ("Material Condition") Buyer shall immediately notify Seller of same and provide evidence thereof as soon as possible after discovering such Material Condition. For the purpose of this Section, a Material

                Condition shall not include the reasonable costs of plugging, abandonment and restoration attributable to the Assets and shall be "material" and "adverse" only if (1) it involves damages to the occupant or other persons having rights in the surface or subsurface of the Assets or adjoining lands, waterways and aquifers and (2) the cost to remediate said conditions to levels required by applicable environmental laws or reasonably compensate the owner for damages to the surface or subsurface could reasonably be expected to exceed Five Thousand Dollars (US $5,000) per Property. Buyer and Seller shall treat all information regarding any conditions as confidential, whether Material Conditions or not, and shall not make any contact with any governmental authority or third party regarding same without written consent from the other party unless so required by applicable law.

                        To the extent that the aggregate amount of all Material
                Conditions exceeds Fifty Thousand Dollars (US $50,000), Seller may either (1) remedy the Material Condition(s) to Buyer's reasonable satisfaction and at Seller's own cost and expense or
                (2) agree with Buyer on an adjustment to the Purchase Price, which adjustment shall reflect the cost to remediate such Material Condition(s), but only to the extent of remediation required by applicable federal, state or local law, or (3) remove that portion of the Properties from the Assets being conveyed and adjust the Purchase Price accordingly. If the total of all Purchase Price adjustments due to Material Conditions exceeds Five Hundred Thousand Dollars (US $500,000), Seller or Buyer may cancel this Agreement and have no further obligations hereunder.

        12.2 Environmental Indemnification - As to the Assets conveyed to Buyer at Closing, BUYER AGREES TO ACCEPT ALL RESPONSIBILITY AND LIABILITY FOR THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING BUT NOT LIMITED TO, ALL EXISTING AND PROSPECTIVE CLAIMS, CAUSES OF ACTION, FINES, LOSSES, COSTS AND EXPENSES, INCLUDING BUT NOT LIMITED TO COSTS TO CLEAN UP OR REMEDIATE, AND BUYER HEREBY AGREES TO RELEASE THE SELLER INDEMNITEES FROM ANY AND ALL LIABILITY AND RESPONSIBILITY THEREFOR AND AGREES TO INDEMNIFY, DEFEND, AND HOLD THE SELLER INDEMNITEES HARMLESS FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, INTEREST, PENALTIES, EXPENSES, COSTS, LOSSES, AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND COSTS) IN CONNECTION WITH SUCH ENVIRONMENTAL CONDITION.

                                   ARTICLE 13

13.     BUYER'S REPRESENTATIONS

        13.1 Intent of Acquisition - Buyer hereby represents that if, in the future, it should sell, transfer or otherwise dispose of the Assets or fractional undivided interests therein, Buyer will do so in compliance with any applicable federal and state securities laws.

        13.2 Information - Buyer represents that all information requested by Buyer has been made available, that Buyer has been supplied with all of the additional information concerning the Assets that Buyer deemed necessary or appropriate as a prudent and knowledgeable purchaser to evaluate the Assets purchased and has satisfied itself as to the correctness of all information relating to the Assets. Buyer represents that it has performed due diligence on the Assets and performed all necessary tasks involved in evaluating the Assets, to the Buyer's complete satisfaction.

        13.3 Knowledge and Experience - Buyer represents that by reason of Buyer's knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties. Buyer has evaluated the merits and risks of purchasing the Assets from Seller and has formed an opinion based solely upon Buyer's knowledge and experience.

        13.4 Closing - The representations set forth in this Article 13 shall be deemed to have been made at and as of the Closing.

                                   ARTICLE 14

14.     GAS IMBALANCES

        14.1 Seller's and Buyer's Respective Obligations - For those Properties offered for sale which have cumulative gas imbalances, Seller represents, to the best of its knowledge, (and Buyer acknowledges) that any such imbalances as detailed in Exhibit E were based upon either operator statements or Seller estimates. Buyer has or will have performed its own due diligence inquiry into the cumulative gas imbalances to Buyer's own satisfaction, has independently determined the actual cumulative gas balancing status of the Properties, and has made its decision to purchase the Assets solely in reliance upon Buyer's own investigation, subject only to the recourse provided for in this Article 14. Accordingly, from and after the Effective Time, any and all benefits, obligations, and liabilities associated with gas imbalances shall accrue to and be the responsibility of Buyer, irrespective of any subsequent discovery by either Buyer or Seller that the actual cumulative gas imbalance(s) relating to any of the Assets as of the Effective Time was other than that relied upon by either party in electing to purchase or sell. Buyer shall assume, indemnify and hold Seller harmless for Seller's actual overproduced or underproduced position in the Assets as of the Effective Time.

        14.2 Adjustment to Purchase Price - If Seller or Buyer determines on or before the issuance of the Final Settlement Statement that the actual aggregate gas imbalance as of the Effective Time is different than the aggregate gas imbalance reported in Exhibit E, the Purchase Price shall be adjusted to compensate for the economic impact of the error or change. For the purposes of this Section only, the value of such gas imbalance adjustment shall be calculated at a price of $2.75 per net MCF. The Purchase price shall be reduced/increased by the adjustments for such gas imbalance changes at Closing for errors or changes discovered prior to Closing. Adjustments for errors or changes discovered after Closing but prior to the expiration of ninety (90) days after Closing shall be adjusted between the parties in the Final Settlement Statement. Neither party shall have any recourse other than that provided for in this Article 14 against the other for any changes in gas balancing rights or obligations as of the Effective Time in respect of the Assets conveyed herein, whether known or unknown, discoverable or undiscoverable.

                                   ARTICLE 15

15.     CASUALTIES LOSS

        If, prior to Closing, any of the Assets are substantially damaged or destroyed by fire, accident or other casualty ("Casualty Defect"), Seller shall notify Buyer promptly after Seller learns of such event. Seller shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of personal property or fixtures, replacing the damaged Assets with equivalent items, no later than the Closing. If any Casualty Defect exists at Closing, at Seller's option Buyer shall proceed to purchase the damaged interests, and the Purchase Price shall be reduced by the aggregate reduction in value of all affected Properties on account of such Casualty Defect. Notwithstanding anything to the contrary contained in this Article 15, Seller shall be entitled to retain all insurance proceeds and claims against other parties relating to any such Casualty Defect. For purposes of this provision, normal wear and tear shall not be considered a Casualty Defect.

                                   ARTICLE 16

16.     AREA OF MUTUAL INTEREST

        Effective as of the Closing Date, Buyer and Seller establish an area of mutual interest ("AMI") covering the lands within the AMI boundaries shown on Exhibit G attached hereto. The term of the AMI ("AMI Term") shall be for a period expiring six (6) months after the termination of the last expiring leasehold interest created by the Leases subject to this Agreement. If during the AMI Term, either Buyer or Seller acquires any right, title or interest in, to or under any oil and gas lease, mineral interest, overriding royalty interest, net profits interest, production payment, royalty interest, or other interest in oil or gas (including farm-in agreements or similar contractual rights to acquire such interests) covering lands within the AMI (the "Acquired Interest"), then within thirty (30) days after such acquisition, the party making the acquisition (the "Offering Party") shall notify the other party (the "Responding Party") in writing of the acquisition. Notice of the acquisition shall include (i) copies of all executed assignments and agreements relating to the acquisition, (ii) such title information as the Offering Party has relating to the Acquired Interest, and (iii) an itemized statement of all lease bonuses, rentals and option payments and land-related and title review costs and expenses, including landman costs, brokerage fees and commissions, title examination fees and expenses, filing fees, and other costs and expenses incurred in connection with the acquisition of the Acquired Interest (the "Acquisition Costs"). The Responding Party shall have a period of fifteen (15) days (or, if a rig is on location, forty-eight (48) hours) after receipt of such notice within which to elect in writing to acquire its proportionate share of the Acquired Interest and to pay its proportionate share of Acquisition Costs associated therewith. The Responding Party's failure to timely respond to the Acquiring Party's notice or to pay its proportionate share of Acquisition Costs shall be deemed an election not to acquire a proportionate share of the Acquired Interest. If the Acquired Interest covers lands that are partially within and partially outside the AMI, the Responding Party shall have the right to acquire its proportionate share of the Acquired Interest. If the Acquired Interest covers lands that are partially within and partially outside the AMI, the Responding Party shall have the right to acquire its proportionate share of the Acquired Interest insofar as it covers lands within the AMI, together with its proportionate share of that portion of the Acquired Interest covering lands outside the AMI.

                                   ARTICLE 17

17.     BROKER'S AND FINDER'S FEES

        Buyer and Seller represent and warrant to each other that it has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this Agreement or the transactions contemplated hereby for which the other party shall have any responsibility whatsoever.

                                   ARTICLE 18

18.     NOTICES

        All communications between Buyer and Seller required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, by facsimile

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        transmission, or if mailed by registered or certified mail, postage prepaid, to the address as set forth below:

        SELLER                               BUYER
        ----------------------------------   -----------------------------------

        Goodrich Petroleum Company, L.L.C.   Malloy Energy Company, L.L.C.
        815 Walker, Suite 1040               Bay Street on the Waterfront
        Houston, TX 77002                    Sag Harbor, New York 11963

        Attention: Robert C. Turnham, Jr     Attention:  Patrick E. Malloy, III.
        Tel: (713) 780-9494                  Tel:  (631) 725-4540
        Fax: (713) 780-9254                  Fax:  (631) 725-0334

                                   ARTICLE 19

19.     DEFAULT

        If either party defaults in the performance of its obligations hereunder, the other party shall be entitled to enforce such obligation by a decree of specific performance or may pursue any other remedy permitted by law.

                                   ARTICLE 20

20.     TERMINATION

        Buyer and Seller acknowledge and agree that, during the period prior to the Closing, Seller may negotiate, solicit or entertain any inquiries or proposals, or enter into any binding or non-binding agreement or understanding with any other party, with respect to any asset sale, asset transfer, acquisition, sale of equity interests, merger, consolidation, reorganization or other business combination involving either Seller or its assets or with respect to any other transaction which could have the effect of preventing, frustrating or interfering with the transaction contemplated by this Agreement (any of the above being a "Competing

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

        Transaction"). Seller may, by written notice to Buyer, terminate this Agreement in order to pursue or consummate a Competing Transaction. In the event Seller terminates this Agreement in order to pursue or consummate a Competing Transaction, Seller will pay to Buyer liquidated damages in an amount equal to the greater of (i) One Million Eighty Thousand Dollars (US $1,080,000) or (b) nine percent (9%) of the fair market value of the consideration payable to Seller and/or its shareholders in connection with the Competing Transaction; provided, however, in no event shall such liquidated damages exceed One Million Two Hundred Thousand Dollars (US $1,200,000). Such liquidated damages shall be payable by Seller to Buyer in cash within five (5) business days of the termination of this Agreement by Seller. Seller and Buyer acknowledge and agree that the actual damages resulting from such termination of this Agreement would be difficult or impracticable to calculate and that, in light of the circumstances, the foregoing liquidated damages are not penalties but represent a reasonable approximation of Buyer's damages and will be Seller's sole liability and Buyer's exclusive remedy with respect to such termination.

                                   ARTICLE 21

21.     ARBITRATION

        21.1 Resolution of Disputes - Buyer and Seller agree to resolve any disputes under this Agreement pursuant to the negotiation and, if required, arbitration provisions set forth below. Any party may give the other party written notice of a dispute under this Agreement, which notice shall summarize the nature of the dispute and such party's position with respect

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

                thereto (a "Dispute Notice"). The parties shall first attempt in good faith to resolve any dispute promptly by negotiation. If the dispute has not been resolved within thirty (30) days of the Dispute Notice, either party may initiate arbitration of the dispute as provided hereinafter.

        21.2 Arbitration - Any dispute not resolved by negotiation shall be settled by arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by three independent and impartial arbitrators who have no financial interest in the dispute, one of whom shall be selected by Seller, one of whom shall be selected by Buyer, and the third of whom shall be selected by the arbitrators so chosen and who shall be the presiding arbitrator (the "Presiding Arbitrator"). If a party determines to submit a dispute for arbitration, such party shall furnish the other party with a dated, written statement (the "Arbitration Notice") indicating
                (i) such party's intent to commence arbitration proceedings,
                (ii) the nature, with reasonable detail, of the dispute and
                (iii) the remedy such party will seek. A copy of the Arbitration Notice shall be concurrently provided to the American Arbitration Association, along with a copy of this Agreement. The parties shall each have fifteen (15) business days following receipt by the American Arbitration Association of the Arbitration Notice to select their respective arbitrators. The arbitrators selected by the parties shall, within thirty (30) business days of their appointment, select the Presiding Arbitrator. In the event that they are unable or fail to do so or if one party fails or refuses to appoint its

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

                party-appointed arbitrator, the chief judge of the United States District Court for the Southern District of Texas shall appoint an arbitrator satisfying the qualifications set forth above. All decisions and awards by the arbitration tribunal shall be made by majority vote.

        21.3 Arbitration Procedures - Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

                (a) the arbitration proceedings shall be held in Houston, Texas;

                (b) the arbitrators shall be and remain at all times wholly independent and impartial;

                (c) the arbitration proceedings shall be conducted under the arbitration rules of, but not under the auspices of, the American Arbitration Association unless such rules are in conflict with the provisions of this Article 21 in which case the provisions of this Article 21 shall control;

                (d) any procedure issues not determined under the arbitral rules selected pursuant to clause (c) above shall be determined under the laws of the State of Texas, other than any law that would refer the matter to another jurisdiction;

                (e) the decision of the arbitrators shall be reduced to writing and shall be final and binding without the right of appeal; and

                (f) judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets.

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

        21.4 Other - It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law. The arbitrators may not award punitive damages, and the parties hereby irrevocably waive any claims to punitive damages. Each party shall be responsible for its own attorneys' fees in connection with the arbitration under this Article 21. All other costs of the arbitration proceedings shall be borne in the manner determined by the arbitrators. If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as such arbitrator was selected within thirty (30) business days after the death, withdrawal or incapacity of such arbitrator is known to both parties.

                                   ARTICLE 22

22.     MISCELLANEOUS

        22.1 Entire Agreement - This Agreement and all Exhibits attached hereto and incorporated herein constitute the entire agreement between the parties with respect to the subject matter hereof. Any previous negotiations or communications between the parties with respect to the subject matter hereof are merged herein.

        22.2 Survival - This Agreement shall be binding upon and shall inure to the benefit of the undersigned, their permitted successors, heirs, assigns and corporate successors and may be supplemented, altered, amended, modified, or revoked by writing only, signed by both parties. Except as

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

                otherwise specifically provided herein, this Agreement and the covenants, promises, releases, disclaimers, waivers, indemnities, and continuing obligations shall survive Closing.

        22.3 Choice of Law - THIS AGREEMENT AND ITS PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS.

        22.4 Assignment - This Agreement and the rights and obligations under this Agreement may not be assigned by any party without the prior written consent of the other party, and any assignment made without such consent shall be void.

        22.5 No Admissions - Neither this Agreement, nor any part hereof, nor any performance under this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Seller or Buyer or by their respective officers, directors, employees, or agents.

        22.6 Third-Party Beneficiaries - Neither this Agreement or any performances hereunder by Seller or Buyer shall create any right, claim, cause of action, or remedy on behalf of any person not a party hereto.

        22.7 Public Communications - After Closing, either party may make a press release or public communication concerning this transaction; provided, however, any such press release or public communication is subject to the

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

                other party's prior review and approval, which approval will not be unreasonably withheld.

        22.8 Headings - The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

        22.9 Waiver - BUYER EXPRESSLY WAIVES THE PROVISIONS OF THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT OR ANY SIMILAR ACT UNDER ANY STATE OR FEDERAL LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.

        22.10 Counterparts and Execution. - This Agreement may be executed in multiple counterparts, each of which when so executed, shall be deemed an original, but all of which shall be considered one and the same Agreement. Facsimile signatures may be treated as originals.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

SELLER                                          BUYER

GOODRICH PETROLEUM COMANY, L.L.C.               MALLOY ENERGY COMPANY, L.L.C.

By: /s/ Robert C. Turnham, Jr.                  By: /s/ Patrick E. Malloy, III.
    -----------------------------                   -------------------------
       Robert C. Turnham, Jr.                        Patrick E. Malloy, III.
       Chief Operating Officer                       President

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